UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☑	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.
PHOENIX TECHNOLOGIES LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

SUPPLEMENT TO THE PROXY STATEMENT

915 Murphy Ranch Road
Milpitas, CA 95035

November 9, 2010

Dear Stockholder:

We are sending you this supplement to the proxy statement because on November 3, 2010, we amended the Agreement and Plan of Merger (the “Marlin Merger Agreement”), dated as of August 17, 2010, by and between the Company, Pharaoh Acquisition LLC (f/k/a Pharaoh Acquisition Corp.), a Delaware limited liability company (“Parent”), and Pharaoh Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners (“Marlin”), and, solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P., a Delaware limited partnership (“Marlin II”), and Marlin Equity III, L.P., a Delaware limited partnership (“Marlin III”), as previously amended on October 21, 2010, to increase the Merger Consideration (as defined in the Marlin Merger Agreement) to $4.20 per share, as more fully described below.

On or about September 22, 2010, we mailed to you a proxy statement relating to a special meeting of stockholders of Phoenix Technologies Ltd. (“Phoenix,” “we” or the “Company”) scheduled for October 25, 2010, to consider a proposal to approve and adopt the original Marlin Merger Agreement, pursuant to which each share of the Company’s common stock outstanding at the effective time of the merger would be converted into the right to receive $3.85 in cash.

On October 20, 2010, the Company received a definitive offer from Gores Capital Partners III, L.P. (“Gores”) to acquire all of the outstanding securities of Phoenix for cash consideration of $4.05 per share. On October 21, 2010, Marlin submitted a matching proposal in the form of an Amendment to the Marlin Merger Agreement (the “October 21 Amendment”) to, among other things, increase the Merger Consideration to $4.05 per share and modify other terms in the Marlin Merger Agreement. Following the receipt of the matching proposal by Marlin, the board of directors of the Company (the “Board”) determined that it was in the best interest of the stockholders of Phoenix to enter into the October 21 Amendment. Accordingly, on October 25, 2010, the Company held and immediately adjourned the special stockholders meeting to November 5, 2010 in order to give stockholders sufficient time to consider the Marlin Merger Agreement as amended by the October 21 Amendment. On or about October 26, 2010, we mailed to stockholders a supplement to the proxy statement summarizing the terms of the October 21 Amendment.

As you may know, on October 31, 2010, the Company received a definitive offer and revised proposal from Gores to acquire all of the outstanding securities of Phoenix for cash consideration of $4.20 per share, and the Board determined that such proposal constituted a Superior Proposal (as such term is defined in the Marlin Merger Agreement). On November 2, 2010, Marlin submitted a matching proposal in the form of an Amendment to the Marlin Merger Agreement (the “November 3 Amendment”) to, among other things, increase the Merger Consideration to $4.20 per share and modify other terms in the Marlin Merger Agreement as described herein. On November 3, 2010, the Board determined, after consulting with its financial and legal advisors, that in light of the matching proposal submitted by Marlin, the Gores Proposal no longer constitutes a Superior Proposal and that it is in the best interest of the stockholders of Phoenix to enter into the November 3 Amendment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MARLIN MERGER AGREEMENT, AS AMENDED.

In order to provide stockholders with additional time to consider the amended transaction, we have adjourned the special meeting to November 19, 2010 for purposes of voting on the merger proposal. The adjourned meeting will be held at 10:00 a.m., local time, at 915 Murphy Ranch Road, Milpitas, CA 95035, on Friday, November 19, 2010.

Attached to this letter is a new supplement to the proxy statement containing additional information about the Company and the November 3 Amendment. Please read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement dated September 22, 2010 and the supplement to the proxy statement dated October 26, 2010 which were previously sent to you.

The record date for the adjourned meeting has not changed; it remains September 15, 2010. This means that only stockholders of record of the Company’s common stock as shown on the transfer books of Phoenix at the close of business on September 15, 2010 are entitled to vote on the merger proposal at the adjourned special meeting.

Your vote is very important, regardless of the number of shares you own. For your convenience, we have enclosed revised proxy and instruction cards with this proxy supplement. If you have already delivered a properly executed proxy or instruction card regarding the merger proposal, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote by telephone or over the Internet, or complete, date, sign and return your proxy or instruction card as soon as possible. If you are a registered holder and have already submitted a properly executed proxy card, you can also attend the adjourned meeting and vote in person to change your vote.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

If you have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your bank, brokerage firm or other nominee for additional information.

On behalf of our board of directors, I thank you for your support and urge you to vote in favor of the adoption of the Marlin Merger Agreement, as amended.

Sincerely,

Tom Lacey
Chief Executive Officer

This supplement is dated November 9, 2010, and is first being mailed to stockholders of the Company on or about November 9, 2010.

PHOENIX TECHNOLOGIES LTD.

SUPPLEMENT TO THE PROXY STATEMENT — ADJOURNMENT OF
THE SPECIAL MEETING OF STOCKHOLDERS TO NOVEMBER 19, 2010

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	S-1
INTRODUCTION	S-2
QUESTIONS AND ANSWERS ABOUT THE NOVEMBER 3 AMENDMENT TO THE MARLIN MERGER AGREEMENT AND THE ADJOURNMENT OF THE SPECIAL STOCKHOLDERS MEETING TO NOVEMBER 19, 2010	S-3
SUMMARY OF THE NOVEMBER 3 AMENDMENT TO THE MARLIN MERGER AGREEMENT	S-6
UPDATE TO BACKGROUND OF MERGER	S-7
UPDATE TO REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS	S-9
OPINION OF FINANCIAL ADVISORS TO PHOENIX’S BOARD OF DIRECTORS	S-10
UPDATE TO INTERESTS OF PHOENIX DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER	S-16
WHERE YOU CAN FIND MORE INFORMATION	S-20
ANNEXES
ANNEX A — AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B — OPINION OF RBC CAPITAL MARKETS CORPORATION	B-1

S-i

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement, and the documents to which we refer you in this proxy supplement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy supplement, including, among others, under the heading “Summary of the November 3 Amendment to the Marlin Merger Agreement,” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy supplement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	potential litigation regarding to the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services.

INTRODUCTION

This proxy supplement is being sent to you because we have amended our merger agreement with affiliates of Marlin Equity Partners, and stockholders are being asked to approve the amended transaction on November 19, 2010. This supplement to the proxy statement provides information on the amended transaction and updates the definitive proxy statement dated September 22, 2010 previously mailed to our stockholders on or about September 22, 2010 (the “Definitive Proxy Statement”) and the supplement to the definitive proxy statement dated October 26, 2010 previously mailed to our stockholders on or about October 26, 2010 (the “October 26 Proxy Supplement”, and together with the definitive proxy statement, the “Proxy Statement”). The information provided in the Proxy Statement continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the Proxy Statement, the information in this proxy supplement is the more current information. If you need another copy of the Proxy Statement, you may obtain it free of charge from the Company by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Road, Milpitas, California 95035, telephone (408) 570-1000. The Proxy Statement may also be found on the Internet at http://www.sec.gov. See “Where You Can Find More Information” on page S-20 of this proxy supplement.

In this proxy supplement, the terms the “Company,” “we,” “us” and “our” refer to Phoenix Technologies Ltd., the term “Parent” refers to Pharaoh Acquisition LLC (f/k/a Pharaoh Acquisition Corp.), the term “Merger Sub” refers to Pharaoh Merger Sub Corp., a wholly owned subsidiary of Parent, the term “Marlin” refers to Marlin Equity Partners, the term “Marlin II” refers to Marlin Equity II, L.P. and the term “Marlin III” refers to Marlin Equity III, L.P. The term “Marlin Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 17, 2010, by and among the Company, Parent and Merger Sub, and, solely for purposes of providing a guarantee of the obligations of Parent and Merger Sub, Marlin II and Marlin III; the term “October 21 Amendment” refers to the amendment to the Marlin Merger Agreement executed by Phoenix, Parent and Merger Sub on October 21, 2010; and the term “November 3 Amendment” refers to the amendment to the Marlin Merger Agreement executed by Phoenix, Parent and Merger Sub on November 3, 2010. The term “RBC” refers to RBC Capital Markets Corporation, the Company’s financial advisor. The term “Gores” refers to Gores Capital Partners III, L.P. and its affiliates.

QUESTIONS AND ANSWERS ABOUT THE NOVEMBER 3 AMENDMENT TO THE MARLIN MERGER AGREEMENT AND THE ADJOURNMENT OF THE SPECIAL STOCKHOLDERS
MEETING TO NOVEMBER 19, 2010

The following questions and answers address briefly some questions you may have regarding the merger, the November 3 Amendment and the adjournment of the special meeting of stockholders to November 19, 2010 with respect to voting on the merger proposal. These questions and answers may not address all of the questions that may be important to you as a stockholder of Phoenix. We urge you to read, carefully, this entire proxy supplement, including the annexes, the Proxy Statement and the other documents referred to or incorporated by reference in this proxy supplement or the Proxy Statement.

Q:	Why are you sending me this supplement to the Proxy Statement?

A:	We are sending you this proxy supplement because on November 3, 2010, Phoenix, Parent and Merger Sub entered into an amendment to the Marlin Merger Agreement dated August 17, 2010, as amended October 21, 2010. This supplement to the Proxy Statement provides information on the amended transaction and updates the Proxy Statement.

Q:	What is the effect of the November 3 Amendment to the Marlin Merger Agreement?

A:	The November 3 Amendment has the effect of increasing the merger consideration to be paid to the Company’s stockholders for their shares to $4.20 per share in cash. In addition, the November 3 Amendment requires that a special meeting of stockholders be held to vote on the merger proposal within 10 days of the mailing date hereof. The November 3 Amendment also provides for an additional amount to be paid to Parent in the event that Phoenix receives an acquisition proposal from an Active Bidder (as defined in the Marlin Merger Agreement, as amended) following a specified date and, as a result, Parent is entitled to a Company Termination Fee (as defined in the Marlin Merger Agreement, as amended).

The terms of the November 3 Amendment are described beginning on page S-6 of this proxy supplement under the heading “Summary of the November 3 Amendment to the Marlin Merger Agreement.”

Q:	How is the increase to the merger consideration being financed?

A:	The increase to the merger consideration payable to Phoenix stockholders is being funded through an increase in the equity financing arranged by Parent. In connection with the November 3 Amendment, Parent has received revised equity commitment letters, dated as of November 3, 2010, from Marlin II and Marlin III reflecting the increase in the aggregate merger consideration.

Q:	What will a Phoenix stockholder receive if the merger occurs?

A:	Phoenix stockholders will receive $4.20 in cash, without interest, in exchange for each share of Phoenix common stock owned and outstanding at the effective time of the merger.

Q:	Do any of Phoenix’s directors or officers have interests in the merger that may differ from those of Phoenix stockholders?

A:	Yes, you should read “Update to Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page S-16 of this supplement, “The Merger — Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page 29 of the Definitive Proxy Statement, and “Update to Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page S-16 of the October 26 Proxy Supplement for a more detailed discussion of these interests.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as practicable after the special meeting of stockholders and currently expect to complete the merger in the fourth calendar quarter of 2010. However, we cannot predict the exact timing of the completion of the merger.

Q:	When and where will the stockholder vote on the amended transaction be held?

A:	The Company’s special meeting of stockholders, which was first convened on October 25, 2010, then adjourned until November 5, 2010, has been further adjourned for purposes of voting on the merger proposal to Friday, November 19, 2010 at 10:00 a.m., local time, and will be held at 915 Murphy Ranch Road, Milpitas, California 95035. The stockholder vote on the amended transaction will take place at the adjourned meeting on November 19, 2010.

Q:	How does the Phoenix board of directors recommend that I vote on the proposal?

A:	The board of directors of Phoenix unanimously recommends that you vote “FOR” the proposal to adopt the Marlin Merger Agreement, as amended, and approve the merger.

Q:	Did the Phoenix board of directors receive an updated fairness opinion from its financial advisor?

A:	Yes. On November 3, 2010, RBC delivered its opinion to the board of directors of the Company that, as of November 3, 2010, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Phoenix common stock pursuant to the Marlin Merger Agreement, as amended, was fair from a financial point of view to such holders.

Q:	What is the status of the Gores proposal with regard to the acquisition of the Company?

A:	After careful consideration, our board of directors determined that Gores’ previously announced proposal to acquire all of the Company’s outstanding shares of common stock for $4.20 per share in cash was not superior to the amended Marlin transaction. Following the amendment of the Marlin Merger Agreement, and in accordance with the terms of the Marlin Merger Agreement, as amended, the Company remained in contact with Gores regarding a revised proposal, and on November 5, 2010, a representative of Gores communicated to the Company that Gores did not intend to submit any further proposals to acquire the outstanding shares of the Company’s common stock.

Q:	Who is entitled to attend and vote at the adjournment of the special meeting of stockholders?

A:	The record date for determining who is entitled to vote at the adjournment of the special meeting of stockholders is September 15, 2010. Only holders of shares of Phoenix common stock as of the close of business on the record date are entitled to vote at the adjournment of the special meeting. As of the record date, there were approximately 35,248,805 shares of Phoenix common stock outstanding.

Q:	How many votes are required to adopt the Marlin Merger Agreement, as amended, and approve the merger?

A:	Approval of the proposal to adopt the Marlin Merger Agreement, as amended, and approve the merger requires the presence, in person or by proxy, of the holders of a majority of the shares of Phoenix common stock outstanding as of the record date for the special meeting, and the affirmative vote of the holders of a majority of the shares of Phoenix common stock outstanding as of the record date.

Q:	What do I do now?

A:	First, carefully read this supplement, including the annexes, and the Proxy Statement.

If you have already voted on the merger proposal using a properly executed proxy or instruction card, you will be considered to have voted on the Marlin Merger Agreement, as amended, as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed proxy or instruction card but wish to change your vote, simply vote by telephone or over the Internet by following the instructions on the revised proxy or instruction card included with this proxy supplement, or fill out the revised proxy or instruction card included with this proxy supplement and return it in the accompanying prepaid envelope.

If you have not already delivered a properly executed proxy or instruction card, and if you are a registered holder, please vote by telephone or over the Internet by following the instructions on the revised proxy or instruction card included with this proxy supplement, or complete, sign and date the enclosed proxy or instruction card. If your shares are held in “street name” by your bank, brokerage firm or other nominee, please refer to your voting card or other information forwarded by your bank, brokerage firm or other nominee to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the card or other information provided by your nominee. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote for approval and adoption of the Marlin Merger Agreement, as amended.

Q:	What do I do if I want to change my vote after sending in a revised proxy card?

A:	If you submit your proxy through the Internet or by telephone or mail, you may revoke your proxy at any time before the vote is taken at the special meeting on November 19, 2010, in any of the following ways:

• granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

• submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;

• giving written notice of the revocation of your proxy to our Corporate Secretary at 915 Murphy Ranch Road, Milpitas, California 95035, that is actually received by our Corporate Secretary prior to the special meeting; or

• voting in person at the special meeting.

Your attendance at the special meeting on November 19, 2010, alone does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Q:	What happens if I sell my shares of Phoenix common stock before the adjournment of the special meeting?

A:	The record date for stockholders entitled to vote at the adjournment of the annual meeting remains September 15, 2010. If you transfer your shares of Phoenix common stock after the record date but before the adjournment of the annual meeting, you will, unless special arrangements are made, retain your right to vote at the adjournment of the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer (or have transferred) your shares.

Q:	Who can answer further questions?

A:	If you have additional questions about the matters described in this document or how to submit your proxy, or if you need additional copies of this document, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Telephone: 1-888-750-5834

or

Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
Attention: Timothy Chu, General Counsel and Secretary
Telephone: 1-800-677-7305

You may also obtain additional information about Phoenix from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page S-20 of this supplement.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the Marlin Merger Agreement, as amended, or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

SUMMARY OF THE NOVEMBER 3 AMENDMENT TO THE MARLIN MERGER AGREEMENT

The following describes the material provisions of the November 3 Amendment to the Marlin Merger Agreement, but is not intended to be an exhaustive discussion of the November 3 Amendment. We encourage you to read the November 3 Amendment, attached as Annex A to this proxy supplement, as well as the Marlin Merger Agreement as in effect prior to November 3, 2010, carefully in their entirety. The rights and obligations of the parties are governed by the express terms of the Marlin Merger Agreement, as amended, and not by this summary or any other information contained in this supplement.

The following summary is qualified in its entirety by reference to the November 3 Amendment, which is attached to this proxy supplement as Annex A and incorporated by reference herein.

Amendment to the Marlin Merger Agreement

The November 3 Amendment provides for an increase in the amount of consideration payable to Phoenix stockholders from $4.05 per share in cash to $4.20 per share in cash if the merger is completed. The November 3 Amendment also provides, among other things, that Phoenix may continue, until the third (3rd) business day following the date of the November 3 Amendment (the “Cut-Off Time”), to furnish information to any Active Bidder (as defined in the Marlin Merger Agreement, as amended) and participate in discussions or negotiations with an Active Bidder regarding the possibility of the Active Bidder submitting an acquisition proposal. If an acquisition proposal is submitted by an Active Bidder after the Cut-Off Time, in the event Parent is entitled to receive the Company Termination Fee (as defined in the Marlin Merger Agreement), Phoenix is required to pay to Parent an additional amount equal to (1) 50% of the difference between (i) the per share amount to be received by Phoenix’s stockholders, and (ii) $4.20, multiplied by (2) the number of shares of Phoenix common stock outstanding prior to the closing of the transaction. Notwithstanding the foregoing, the sum of the Company Termination Fee and such additional amount will not exceed 3.75% of the aggregate Merger Consideration paid or otherwise provided by the Active Bidder.

In addition, the November 3 Amendment provides that the special meeting of stockholders originally scheduled for October 25, 2010, and adjourned until November 5, 2010, be delayed to a date not more than ten (10) days following the mailing of a supplement to the Proxy Statement detailing the November 3 Amendment, for the purpose of voting on the amended proposal. If Phoenix is unable to obtain a quorum of its stockholders at the special meeting of stockholders, the Company may extend the date of the special meeting if it uses commercially reasonable efforts to obtain such a quorum as soon as practicable after the special meeting date. Phoenix may delay the special meeting of stockholders to the extent Phoenix reasonably determines, after consultation with its legal counsel, that such delay is required by applicable laws to comply with any comments made by the SEC with respect to the Proxy Statement as amended by any amended proxy materials.

Amendment to Equity Commitment Letter

In connection with the original Marlin Merger Agreement, Parent received equity commitment letters, dated as of August 17, 2010, from Marlin II and Marlin III, pursuant to which they committed to purchase together an amount of equity securities of Parent for cash equal to the amount of the aggregate merger consideration. On October 21, 2010, Parent received amended letters from Marlin II and Marlin III amending the August 17, 2010 equity commitment letters to reflect the increase in the aggregate merger consideration pursuant to the October 21 Amendment. On November 3, 2010, Parent received amended letters from Marlin II and Marlin III amending the October 21, 2010 equity commitment letters to reflect the increase in the aggregate merger consideration pursuant to the November 3 Amendment.

Opinion of the Financial Advisor to the Phoenix Board of Directors

In connection with the evaluation of the November 3 Amendment by Phoenix’s board of directors, the board’s financial advisor, RBC Capital Markets Corporation (“RBC”) rendered a written opinion to the board of directors on November 3, 2010 that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $4.20 in cash, without interest, per share of Phoenix’s common stock specified in the November 3 Amendment was fair, from a financial point of view, to the Phoenix stockholders. The full text of RBC’s written opinion dated November 3, 2010 is attached to this proxy supplement as Annex B. Phoenix urges you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC. RBC’s opinion was addressed to Phoenix’s board of directors and does not constitute a recommendation to Phoenix stockholders as to how you should vote with respect to the merger.

UPDATE TO BACKGROUND OF MERGER

As previously disclosed in the Proxy Statement, Phoenix received a definitive offer from Gores on October 20, 2010 in the form of an Agreement and Plan of Merger (the “October 20 Gores Merger Agreement”) and other related agreements, to acquire all of the outstanding securities of Phoenix for cash consideration of $4.05 per share, subject to the terms and conditions contained in the October 20 Gores Merger Agreement. Following receipt of the offer from Gores, Phoenix received a matching offer from Marlin on October 21, 2010 in the form of an Amendment (the “October 21 Amendment”) to the Marlin Merger Agreement pursuant to which the Merger Consideration (as defined in the Marlin Merger Agreement) would be increased to $4.05 per share and certain terms in the Marlin Merger Agreement were revised.

At a meeting of the board of directors on October 21, 2010, the board approved the October 21 Amendment and determined that, in light of the proposed amendment to the Marlin Merger Agreement, the Gores proposal did not constitute a Superior Proposal (as defined in the Marin Merger Agreement).

Following the approval of the October 21 Amendment, Phoenix and affiliates of Marlin then executed and delivered the October 21 Amendment on October 21, 2010, as well as the commitment letters from Marlin. On October 22, 2010, Phoenix publicly announced the transaction through the issuance of a press release.

On October 25, 2010, Phoenix held, but immediately adjourned, its special meeting of stockholders to November 5, 2010.

On October 28, 2010, Phoenix received a non-binding proposal from Gores to acquire all of the securities of Phoenix for cash consideration of $4.20 per share. The proposal from Gores was subject to satisfactory completion of confirmatory due diligence and the finalization of definitive agreements.

Promptly following the receipt of Gores’ non-binding proposal, on October 29, 2010, the board held a meeting to review the terms of the proposal. The board carefully reviewed the terms of the proposal from Gores and, after consulting with its financial and legal advisors, determined that the proposal satisfied the conditions contained in the Marlin Merger Agreement, as amended, that permit Phoenix, in order for the board to comply with its fiduciary duties under applicable law, to enter into discussions and negotiations with Gores with respect to the proposal and to share information about Phoenix with Gores. Phoenix then commenced such discussions in accordance with the terms of the Marlin Merger Agreement, as amended.

On October 31, 2010, Gores submitted a definitive offer to Phoenix, in the form of an Agreement and Plan of Merger (the “October 31 Gores Merger Agreement”) and other related agreements to acquire all of the outstanding securities of Phoenix for cash consideration of $4.20 per share. The proposed acquisition by Gores was structured as a tender offer to stockholders of Phoenix. Except for the merger consideration and the tender offer structure of the transaction, the terms of the October 31 Gores Merger Agreement were substantially identical to the Marlin Merger Agreement, as amended.

Promptly following the receipt of Gores’ definitive offer, on November 1, 2010, the board of directors held a meeting and determined, in accordance with the terms of the Marlin Merger Agreement, as amended, and after consulting with its financial and legal advisors, that the offer received from Gores constituted a Superior Proposal.

Thereafter, on November 1, 2010 and pursuant to the terms of the Marlin Merger Agreement, as amended, the board gave written notice to Marlin of its determination that the offer from Gores constituted a Superior Proposal, and the notice included copies of the Gores Merger Agreement and related agreements. Under the terms of the Marlin Merger Agreement, as amended, if Marlin did not within three business days following the receipt of such notice make a binding written proposal that would cause the offer received from Gores to no longer constitute a superior proposal, Phoenix would be entitled to terminate the Marlin Merger Agreement, as amended, and enter into the October 31 Gores Merger Agreement.

On November 1 and 2, representatives of Phoenix engaged in discussions and negotiations with representatives of Marlin regarding the terms of a potential matching offer. In addition, the board of directors, at a meeting held on November 2, 2010, and after consulting with its financial and legal advisors, authorized Phoenix to engage in further negotiations regarding a matching proposal.

Later on November 2, 2010, Marlin submitted a matching proposal in the form of an Amendment (the “November 3 Amendment”) to the Marlin Merger Agreement to increase the Merger Consideration to $4.20 per share and revise certain other terms in the Marlin Merger Agreement, as amended.

At a meeting of the board of directors on November 3, 2010, the board reviewed and discussed the terms contained in the November 3 Amendment. At the meeting, RBC delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the offer by Marlin of $4.20 per share in cash to be received by holders of Phoenix’s common stock pursuant to the Marlin Merger Agreement, as amended, was fair, from a financial point of view, to the holders of shares of Phoenix’s common stock. See “Opinion of Financial Advisor to Phoenix’s Board of Directors” beginning on page S-10 of this proxy supplement and a copy of the opinion attached as Annex B to this proxy supplement. The board determined that, in light of the proposed amendment to the Marlin Merger Agreement, the October 31 Gores Merger Agreement did not constitute a Superior Proposal and that the merger with Marlin and other the transactions contemplated by the Marlin Merger Agreement, as amended, were fair to, advisable, and in the best interest of Phoenix and its stockholders, adopted and approved the November 3 Amendment, the merger and the other transactions contemplated by the Marlin Merger Agreement, as amended, and unanimously recommended that its stockholders adopt the Marlin Merger Agreement, as amended.

Following the approval of the November 3 Amendment and related transactions by the board of directors, Phoenix and affiliates of Marlin then executed and delivered the November 3 Amendment on November 3, 2010, as well as the commitment letters from Marlin.

On November 3, 2010, Phoenix publicly announced the transaction through the issuance of a press release.

On November 5, 2010, Phoenix held, but immediately adjourned, its special meeting of stockholders to November 19, 2010.

UPDATE TO REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

After careful consideration, the Phoenix board of directors determined that the Marlin Merger Agreement, as amended, and the proposed merger are in the best interests of Phoenix and its stockholders. Accordingly, the Phoenix board of directors unanimously recommends that you vote “FOR” the adoption of the Marlin Merger Agreement, as amended, and the approval of the merger.

In reaching their respective determinations and recommendations, the board of directors re-examined and reconsidered the matters described in “The Merger — Phoenix’s Reasons for the Merger” beginning on page 20 of the Definitive Proxy Statement and “Update to Reasons for the Merger; Recommendation of the Board of Directors” beginning on page S-9 of the October 26 Proxy Supplement. In addition, the board of directors considered, in consultation with their financial and legal advisors, the following additional factors and potential benefits of the merger, each of which our board of directors believed supported its decision:

•	that the amended $4.20 per share consideration provides for $0.15 per share of additional cash value above the $4.05 per share consideration provided by the Marlin Merger Agreement as amended by the October 21 Amendment and matches the per share consideration offered by Gores;

•	the analyses prepared by RBC presented to the Phoenix board of directors and the opinion of RBC that, as of November 3, 2010, based upon and subject to the assumptions, qualifications and limitations set forth in RBC’s opinion (the full text of which is attached as Annex B to this document), and the merger consideration specified in the November 3 Amendment was fair, from a financial point of view, to such holders, as described more fully under “Opinion of the Financial Advisor to Phoenix’s Board of Directors” beginning on page S-10 of this supplement;

•	the review by the Phoenix board of directors, in consultation with its legal and financial advisors, of the terms of the November 3 Amendment to the Marlin Merger Agreement; and

•	the historical trading prices of the Phoenix common stock, including the fact that the per share cash merger consideration of $4.20 represents a premium of approximately 39.1% over Phoenix’s closing share price of $3.02 on August 17, 2010, the last trading day prior to the public announcement of Marlin’s proposal to acquire Phoenix, and a premium of approximately 36.5% over Phoenix’s average closing share price for the 30 trading days ending on August 17, 2010.

The foregoing discussion, information and factors considered by Phoenix’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by Phoenix’s board of directors. In view of the wide variety of factors considered by Phoenix’s board of directors, as well as the complexity of these matters, Phoenix’s board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, Phoenix’s board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, and individual members of the board of directors may have given different weights to different factors. In making its determinations and recommendations, the board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it. However, after taking into account all of the factors set forth above, Phoenix’s board of directors unanimously agreed that the Marlin Merger Agreement, as amended, and the merger were fair to, and in the best interests of, Phoenix and its stockholders and that Phoenix should proceed with the merger.

OPINION OF FINANCIAL ADVISOR TO PHOENIX’S BOARD OF DIRECTORS

On November 3, 2010, as financial advisor to the Company’s board of directors, RBC rendered its written opinion to the Company’s board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $4.20 in cash, without interest, for each share of the Company’s Common Stock specified in the November 3 Amendment, was fair, from a financial point of view, to the Company’s stockholders. The full text of RBC’s written opinion dated November 3, 2010 is attached to this proxy statement as Annex B. RBC’s opinion was approved by the RBC M&A Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. The Company urges you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC.

BC’s opinion was provided for the information and assistance of the Company’s board of directors in connection with their consideration of the November 3 Amendment. RBC’s opinion did not address the Company’s underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which the Company might engage. RBC’s opinion and the analyses performed by RBC in connection with its opinion and reviewed by the Company’s board of directors were only two of many factors taken into consideration by the Company’s board of directors in connection with its evaluation of the merger. RBC’s opinion does not constitute a recommendation to the Company’s stockholders as to how you should vote with respect to the merger.

RBC’s opinion addressed solely the fairness of the per share price payable in the merger, from a financial point of view, to the Company’s stockholders and did not in any way address other terms or arrangements of the merger, the Marlin Merger Agreement or the November 3 Amendment, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Marlin Merger Agreement or the November 3 Amendment. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to the Company’s public stockholders.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by the Company, including, without limitation, the Company’s financial statements and related notes thereto. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial estimates, projections and forecasts of Phoenix prepared by the Company’s management and reviewed by RBC were reasonably prepared reflecting the best currently available estimates and good faith judgments of the future financial performance of Phoenix, as a standalone entity, as of the time such financial estimates, projects and forecasts were made. RBC expressed no opinion as to those financial estimates, projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Phoenix, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Phoenix. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting Phoenix. RBC did not investigate and made no assumption regarding the solvency of Phoenix, Parent or Merger Sub nor the impact (if any) on such solvency of the financing for the merger contemplated by the commitment letters or the debt financing.

In rendering its opinion, RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the merger would be timely satisfied without waiver. RBC further assumed that the executed version of the November 3 Amendment would not differ, in any respect material to its opinion, from the latest draft of the November 3 Amendment that RBC received on November 2, 2010.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of November 2, 2010.

In connection with its review of the merger and the preparation and rendering of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft November 3 Amendment;

•	reviewing and analyzing certain publicly available financial and other data with respect to Phoenix and certain other relevant historical operating data relating to Phoenix made available to RBC from published sources and from the Company’s internal records;

•	reviewing financial estimates, projections and forecasts of Phoenix prepared by the Company’s management;

•	conducting discussions with members of the Company’s senior management with respect to the Company’s business prospects and financial outlook as a standalone entity;

•	reviewing the reported prices and trading activity for the Company’s Common Stock; and

•	performing other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared selected market valuation metrics of Phoenix and other comparable publicly-traded companies with the financial metrics implied by the per share price payable in the merger;

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the per share price payable in the merger; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the per share price payable in the merger.

In connection with the rendering of its opinion to the Company’s board of directors, RBC reviewed with the Company’s board of directors the analyses listed above and other information material to the opinion. RBC informed the Company’s board of directors that it did not perform a discounted cash flow analysis because the Company does not prepare sufficiently long-term financial projections to facilitate such an analysis and that in its professional judgment RBC did not believe that a discounted cash flow analysis was a reliable method for determining the value of Phoenix due to the particular difficulty of forecasting the long-term future results of smaller companies. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

Comparable Public Company Analysis.  RBC prepared a comparable company analysis of certain of the Company’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed, in its professional judgment for purposes of its analysis, to be comparable to the Company. In selecting publicly-traded companies, RBC considered enterprise software companies that at the time of the first board meeting on March 10, 2010 had market capitalizations of less than $500 million.

•	NetScout Systems, Inc.;

•	Cogent Communications Group, Inc.;

•	Absolute Software Corp.;

•	Saba Software, Inc.;

•	Falconstor Software, Inc.;

•	Guidance Software, Inc.;

•	Callidus Software, Inc.;

•	Insyde Software Corp.;

•	Pervasive Software, Inc.;

•	inContact, Inc.; and

•	Versant Corp.

In this analysis, RBC compared the Company’s enterprise value (“EV”) implied by per share price payable in the merger, expressed as a multiple of the Company’s actual calendar year 2009, projected calendar year 2010 and projected Phoenix fiscal year 2011 revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the respective multiples of calendar year 2009, projected calendar year 2010 and projected Phoenix fiscal year 2011 EV-to-revenue and to EV-to-EBITDA of the comparable companies implied by the public trading prices of their common stock. Projected revenue and EBITDA were based on internal management projections and Wall Street research in the case of the Company and, in the case of the comparable companies, SEC and other public filings, press releases, FactSet, Capital IQ, RBC institutional research and other Wall Street sources. For all purposes of its analyses summarized in this section, RBC defined enterprise value as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

To adjust for the sale and disposition of Non-Core product lines, financial results used in RBC’s analysis for CY2010E for Wall Street consensus results represent: (a) pro forma financial results prepared by management that exclude revenue and costs from Non-Core product lines for the first two quarters of CY2010 and (b) Wall Street research estimates for the last two quarters of CY2010 published after the announcement of the disposition of the Non-Core product lines.

The following table presents the Company’s implied EV-to-revenue and EV-to-EBITDA, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

									Phoenix Pro		Phoenix Pro
									Forma		Forma
									Business —		Business —
									Management		Consensus
									Projections		Estimates(1)
									(As Implied by		(As Implied by
	Comparable Companies								the Merger per		the Merger per
	Min.		Median		Mean		Max.		Share Price)		Share Price)

EV as a multiple of:
CY2009A Revenue	0.7	x	1.6	x	1.9	x	3.5	x	1.9	x	—
CY2010E Revenue	1.0	x	1.6	x	1.8	x	3.2	x	1.9	x	2.0	x
FY2011E Revenue	0.9	x	1.5	x	1.7	x	3.0	x	1.6	x	1.8	x
EV as a multiple of:
CY2009A EBITDA	2.3	x	10.2	x	8.8	x	13.7	x	8.1	x	—
CY2010E EBITDA	6.2	x	10.2	x	9.7	x	12.3	x	8.8	x	10.8	x
FY2011E EBITDA	7.1	x	10.3	x	10.9	x	18.1	x	6.2	x	9.4	x

(1)	Consensus estimates based on Wall Street research dated August 18, 2010.

RBC noted that: (1) the Company’s EV-to-revenue multiples implied by the per share price payable in the merger for the actual calendar year 2009 and the projected calendar year 2010 were within the observed range of multiples and were greater than or equal to the median and mean multiples of the comparable companies analyzed; and the Company’s EV-to-revenue multiples implied by the per share price payable in the merger for the projected Phoenix fiscal year 2011 was, based on management estimates, within the observed range of multiples of the comparable companies analyzed and above the median but below the mean multiples of the comparable companies analyzed and, based on consensus estimates, within the observed range of multiples and above the median and mean multiples of the comparable companies analyzed; and (2) the Company’s EV-to-EBITDA multiples implied by the per share price payable in the merger for the actual calendar year 2009 were within the observed range of multiples and below the median and mean multiples of the comparable companies analyzed; the Company’s EV-to-EBITDA multiples implied by the per share price payable in the merger for the projected calendar year 2010 were within the observed range of multiples of the comparable companies analyzed and, based on management projections, below the median and mean multiples of the comparable companies analyzed and, based on consensus estimates, above the median and mean multiples of the comparable companies analyzed; and the Company’s EV-to-EBITDA multiples implied by the per share price payable in the merger for the projected fiscal year 2011 was, based on management estimates, below the observed range of multiples of the comparable companies analyzed and, based on consensus estimates, within the observed range of multiples and below the median and mean multiples of the comparable companies analyzed.

Comparable Precedent Transaction Analysis.  RBC prepared a comparable precedent transaction analysis of the Company’s implied transaction multiples relative to a group of publicly-announced merger and acquisition transactions that RBC deemed, in its professional judgment, for purposes of its analysis, to be comparable to the merger. In selecting comparable precedent transactions, RBC considered mergers and acquisitions publicly announced since January 1, 2008 in the enterprise software industry in which the publicly-traded target company had an enterprise value between $20 and $500 million.

Acquiror	Target

IBM Corp.	Unica Corporation
Kenexa Corp.	Salary.com, Inc.
Thoma Bravo LLC/Teachers’ Private Capital	SonicWALL, Inc.
Vision Solutions, Inc.	Double-Take Software, Inc.
Merge Healthcare, Inc.	AMICAS, Inc.
Pegasystems, Inc.	Chordiant Software, Inc.
Descartes Systems Group, Inc.	Porthus N.V.
Actuate Corporation	Xenos Group, Inc.
JDA Software Group, Inc.	i2 Technologies, Inc.
Vector Capital	Corel Corporation
Accel-KKR LLC	Kana Software, Inc.
Symphony Technology Group/Elliott Capital Advisors	MSC Software Corporation
Software AG	IDS Scheer AG
SAP AG	SAF Simulation, Analysis and Forecasting AG
Infor Global Solutions, Inc./Golden Gate Capital	SoftBrands, Inc.
Thoma Bravo LLC	Entrust, Inc.
Micro Focus International plc	Borland Software Corporation
Open Text Corp.	Vignette Corporation
Vista Equity Partners	SumTotal Systems, Inc.
LLR Partners Inc.	I-Many, Inc.
Vector Capital	Aladdin Knowledge Systems, Ltd.
Research In Motion, Ltd.	Certicom Corporation
IBM Corporation	ILOG SA
McAfee, Inc.	Secure Computing Corp.
Open Text Corp.	Captaris, Inc.
Tripos, L.P.	Pharsight Corporation
Alcatel-Lucent USA, Inc.	Motive, Inc.
Progress Software Corp.	IONA Technologies plc
Axway, Inc.	Tumbleweed Communications Corp.
USIS Commercial Services, Inc.	HireRight, Inc.
Great Hill Partners, LLC	CAM Commerce Solutions, Inc.
Blackbaud, Inc.	Kintera, Inc.
Micro Focus, Inc.	NetManage, Inc.
Blue Coat Systems, Inc	Packeteer, Inc
Bottomline Technologies, Inc.	Optio Software, Inc.
Thoma Cressy Bravo	Manatron, Inc
EMC Corporation	Document Sciences Corporation

For the purpose of RBC’s analysis with respect to Phoenix’s last-twelve-months (“LTM”) results ending June 30, 2010, RBC analyzed both actual results for the final two quarters of 2009 and the first two quarters of 2010.

RBC compared EV-to-LTM pro forma revenue and EV-to-LTM pro forma EBITDA multiples relating to the merger with corresponding multiples in the comparable precedent transactions. Pro forma financials exclude revenue and costs from “Non-Core” product lines, all of which were sold or wound-down in 2010. “Non-Core” means and refers to the BeInSync, eSupport, FailSafe and HyperSpace product lines.

For the purpose of calculating the multiples for the comparable precedent transactions, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue and EBITDA (adjusted to exclude non-cash and one-time charges) of the target companies in the last twelve months prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Dealogic, FactSet and RBC estimates.

The following table compares the selected implied transaction multiples for the merger with the corresponding multiples for the selected precedent transactions:

									Phoenix Pro
									Forma
									Business
									(As Implied by
	Precedent Transactions								the Merger per
	Min.		Median		Mean		Max.		Share Price)

EV as a multiple of:
LTM Revenue	0.6	x	1.4	x	1.6	x	4.3	x	2.0	x
LTM EBITDA	4.3	x	11.2	x	11.0	x	18.8	x	8.5	x

RBC noted that the Company’s multiple for EV-to-LTM revenue implied by the per share price payable in the merger was within the range of the selected precedent transactions and was above both the median and mean multiples found in those transactions analyzed. RBC noted that the Company’s multiple for EV-to-LTM EBITDA implied by the per share price payable in the merger was within the range of the selected precedent transactions but was below the median and mean multiples found in those transactions analyzed.

Premiums Paid Analysis (Premiums to Price).  RBC compared the premiums implied by the per share price payable in the merger to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the U.S. technology industry. In selecting precedent transactions for the Premiums Paid Analysis, RBC considered comparable transactions in the enterprise software industry announced since January 1, 2008 with public targets in which the enterprise values were between $20 million and $500 million, listed above. RBC performed this analysis taking into account the trading prices of the Company’s Common Stock during periods it considered relevant ending on August 16, 2010, the last trading day prior to the publicly announced offer of Marlin Equity Partners to purchase the Company for $3.85 per share on August 17, 2010.

RBC compared the unaffected premiums implied by dividing the per share price payable in the merger by (x) Phoenix’s “spot” stock price one day, one week and one month prior to August 17, 2010 and (y) Phoenix’s average closing stock price for the one week, one month and six month periods prior to August 17, 2010. The precedent transaction premiums were sourced from SEC and other public filings and FactSet. The following tables summarize this analysis:

	Spot Premiums Paid Analysis
					Phoenix
					(As Implied by
	Precedent Transactions				the Merger per
	Min.	Median	Mean	Max.	Share Price)

Unaffected Spot Premium
1 Day prior to August 17, 2010	9.1%	40.6%	55.8%	252.9%	37.3%
1 Week prior to August 17, 2010	11.8%	44.4%	61.5%	275.0%	34.2%
1 Month prior to August 17, 2010	8.0%	45.1%	69.9%	267.4%	34.6%

	Average Premiums Paid Analysis
					Phoenix
					(As Implied by
	Precedent Transactions				the Merger per
	Min.	Median	Mean	Max.	Share Price)

Unaffected Average Premium
1 Week prior to August 17, 2010	11.4%	41.1%	56.2%	247.5%	35.5%
1 Month prior to August 17, 2010	10.1%	45.7%	61.7%	209.0%	35.0%
6 Months prior to August 17, 2010	(15.5)%	46.3%	56.3%	169.8%	38.2%

RBC noted that during the measuring period ending August 16, 2010 for the spot one day, one week and one month unaffected premiums and the one week, one month and six month average unaffected premiums, the premiums implied by the per share price payable in the merger were within the observed range and below the median and mean of the transactions premiums analyzed.

Overview of Analyses; Other Considerations.  In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share price payable in the merger was fair, from a financial point of view, to the Company’s stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Phoenix and the merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Phoenix or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the per share price payable in the merger, from a financial point of view, to the Company’s stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness of the merger consideration per share price payable in the merger, from a financial point of view, to the Company’s stockholders was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Phoenix or its advisors, none of Phoenix, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The Company’s board of directors selected RBC to render its opinion based on RBC’s familiarity with the markets in which the Company competes and RBC’s experience advising similarly sized public companies. RBC has advised on numerous acquisitions of unaffiliated third parties in the enterprise software market. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of Phoenix and receive customary compensation, and may also actively trade securities of Phoenix for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities.

Under its engagement agreement with the Company dated March 8, 2010, RBC received a retainer fee of $50,000, received a fee of $250,000 upon delivery of its opinion on August 17, 2010, became entitled to receive a fee of $250,000 upon delivery of its opinion on October 21, 2010 and became entitled to receive a further fee of $250,000 upon the delivery of its November 3, 2010 opinion to the Company’s board of directors regarding the fairness to the Company’s stockholders, from a financial point of view, of the merger consideration, in each case without regard to whether RBC’s opinion was accepted or the merger is consummated. In the event that RBC is requested to, and does, render to the Company’s board of directors any additional opinions with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration offered in any alternative transactions considered by the Company’s board of directors, RBC would be entitled to receive an additional fee of $250,000 for each such opinion upon its delivery, without regard to whether the merger or any such alternative transaction were consummated. The retainer fee and the fees paid for RBC’s October 21, 2010 and November 3, 2010 opinions, as well as any fee associated with subsequent opinions, are credited against the transaction fee described below, but the fee payable to RBC associated with its August 17, 2010 opinion is not credited against the transaction fee. In addition, for its services as financial advisor to Phoenix in connection with the merger, if the merger is successfully completed, RBC will receive an additional, larger transaction fee of approximately $1.2 million, after giving effect to the credit for the retainer fee, the fee paid in connection with the RBC opinion delivered on October 21, 2010 and the fee payable in connection with the RBC opinion delivered on November 3, 2010. Further, in the event that the merger is not completed and Phoenix consummates at any time thereafter, pursuant to a definitive agreement, entered into during the term of RBC’s engagement or (unless RBC has terminated its engagement) during the 6 months following such term or during the 12 months following March 8, 2010, the commencement of RBC’s engagement, another “Transaction”, RBC will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction.” In addition, whether or not the merger closes, or another Transaction occurs, the Company has agreed to indemnify RBC for certain liabilities that may arise out of RBC’s engagement, including, without limitation, liabilities arising under the federal securities laws, and to reimburse the reasonable out-of-pocket expenses incurred by RBC in performing its services (subject to a limit which may not be exceeded without the Company’s approval). The terms of RBC’s engagement letter were negotiated at arm’s-length between Phoenix and RBC, and the Company’s board of directors was aware of this fee arrangement at the time they reviewed and approved the November 3 Amendment.

In the past two years, RBC has not provided any other investment banking and financial advisory services to Phoenix outside of its services as financial advisor to the board of directors in connection with the merger. RBC and its affiliates do not hold passive investments in any of the investment funds managed by Marlin Equity Partners.

UPDATE TO INTERESTS OF PHOENIX DIRECTORS AND
EXECUTIVE OFFICERS IN THE MERGER

Certain executive officers of Phoenix and members of Phoenix’s board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of Phoenix stockholders generally. Phoenix’s board of directors was aware of these interests and considered them, among other matters, in approving the Marlin Merger Agreement, as amended, and the merger.

Accelerated Vesting of Equity Awards

Each of Phoenix’s executive officers holds stock options and certain executive officers also hold restricted stock awards. As described in “The Merger — Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page 29 of the Definitive Proxy Statement, in connection with the merger, the vesting of all outstanding stock options and restricted stock awards will accelerate in full so that such stock options and awards will become fully vested immediately prior to the closing of the merger. Depending on the terms of the applicable Equity Plan, such vested options will either be (i) cancelled in exchange for a cash payment equal to the excess, if any, of $4.20 per share over the exercise price of such stock option, (ii) exercised with each resulting share being converted into the right to receive $4.20 per share, or (iii) cancelled if not cashed-out or exercised in accordance with clause (i) or (ii). However, outstanding stock options with a per share exercise price of $4.20 or higher will be cancelled after the effective time of the merger.

Stock Options

The following table sets forth, for each of Phoenix’s executive officers, the number of vested and unvested shares of Phoenix’s common stock underlying stock options with exercise prices below $4.20 per share which were outstanding as of October 31, 2010, the weighted average exercise price of the unvested portion of such outstanding stock options and the expected cash payment that each officer will receive with respect to the unvested options in connection with the merger.

		Number of
		Unvested
	Number of Vested	Shares	Weighted Average
	Shares Underlying	Underlying	Exercise Price of	Intrinsic Value of
	Stock Options	Stock Options	Unvested Options	Stock Options(1)

Thomas Lacey	66,667	333,333	$2.70	$500,000
Robert Andersen	18,800	195,600	$2.80	$273,840
David Gibbs	0	200,000	$2.63	$314,000
Timothy Chu	14,063	60,937	$2.90	$79,218

(1)	Represents the intrinsic value of the unvested stock options with an exercise price below $4.20 per share, based on the difference between the $4.20 per share consideration less the applicable exercise price. Stock options with a per share exercise price of $4.20 or higher (the “Underwater Options”) will be cancelled after the effective time of the merger. The following table sets forth the number of shares underlying underwater stock options held by the executive officers that would be cancelled for no payment:

Number of Shares
Subject to
Underwater Options

Thomas Lacey	0
Robert Andersen	33,500
David Gibbs	532,128
Timothy Chu	100,000

Restricted Stock Awards

The following table sets forth, for each of Phoenix’s executive officers, the number of vested shares issued under and unvested shares subject to restricted stock awards as of October 31, 2010 and the expected cash payment that each officer will receive with respect to the shares that will vest in connection with the merger.

			Value of Unvested
	Vested Shares	Unvested Shares	Shares

Thomas Lacey	91,667	333,333	$1,400,000
Robert Andersen	0	0	0
David Gibbs	108,750	6,250	$26,250
Timothy Chu	0	0	0

Severance and Change of Control Agreements

As described in the Definitive Proxy Statement, Phoenix has entered into Severance and Change of Control Agreements with each of its executive officers that provide certain cash payments and benefits to such executive officer in the event such individual’s employment is terminated under certain circumstances in connection with the merger. These benefits are not affected by the increase in the merger consideration.

Special Acquisition Bonus

Our executive officers are entitled to receive a bonus under the Special Acquisition Bonus Program (the “Program”) established by Phoenix’s board of directors on August 17, 2010. The Program was designed to aid in the retention of Phoenix’s executive officers and other key employees and reward such officers and employees for their continued efforts in connection with a qualifying acquisition of Phoenix. The merger is a qualifying acquisition under the Program.

In accordance with the Program, each participating employee has been granted units allowing that individual to share in the bonus pool resulting from the merger. The maximum number of units which can be granted under the Program is 100,000. At the time of adoption of the Program, Phoenix’s board of directors used a matrix to determine the size of the bonus pool to be established under the Program in any qualifying acquisition based on the per share consideration paid in the acquisition (the “Matrix”). On October 21, 2010, the board of directors formally adopted the Matrix as follows:

Retention
Bonus Pool
Merger Consideration (per Share)	Percentage

$3.85	0.625%
$3.90	0.750%
$3.95	0.875%
$4.00	1.000%
$4.05	1.125%
$4.10	1.250%
$4.15	1.375%
$4.20	1.500%
$4.25	1.625%
$4.30	1.750%
$4.35	1.875%
$4.40 or higher	2.000%

Accordingly, upon closing of the merger with merger consideration of $4.20 per share, Phoenix will establish a bonus pool equal to 1.500% of the sum of (i) the aggregate merger consideration and (ii) the liability triggered by the Program. The base value of each unit outstanding on the effective date of the merger will be determined by dividing the resulting bonus pool by the total number of units outstanding at that time. Each participant in the Program will be entitled to receive a bonus equal to the product of such participant’s number of units outstanding and the base value of each unit if such individual continues in Phoenix’s employ through the 30th day following the effective date of the merger (or is terminated by Phoenix without cause during such 30-day period) (the “Service Completion Date”). Payment of such bonus will be made within 10 days following the Service Completion Date.

The following chart sets forth the number of units issued to our executive officers pursuant to the Program.

# of Units
Name	Awarded

Thomas Lacey	13,000
Robert Andersen	13,000
David Gibbs	13,000
Timothy Chu	10,000

Eleven other individuals have also been awarded units under the Program.

Potential Change of Control and Severance Benefits

The following table sets forth for each of our executive officers the estimated amount of payments and benefits under the arrangements described above that would be received by each such executive officer assuming the merger closed and the executive officer’s employment was terminated without cause or for good reason on October 31, 2010.

The table does not reflect any amounts required by law and Phoenix’s policies to be paid upon a termination such as earned but unpaid salary, accrued but unused vacation and any expense reimbursements.

	Accelerated		Special
	Vesting of Equity	Severance	Acquisition
	Awards(1)	Payments(2)	Bonus(3)	Total

Thomas Lacey	$1,900,000	$260,318	$300,956	$2,461,274
Robert Andersen	$273,840	$124,050	$300,956	$698,846
David Gibbs	$340,250	$297,005	$300,956	$938,211
Timothy Chu	$79,218	$110,000	$231,505	$420,723

(1)	This amount is comprised of the intrinsic value of stock options and the value of unvested shares under restricted stock awards accelerated in connection with the merger.

(2)	For a full explanation of this amount, see “The Merger — Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page 29 of the Definitive Proxy Statement.

(3)	This amount is an estimate based upon (a) the expected aggregate merger consideration and liability under the Program based on the aggregate number of securities to which the merger applied as of August 31, 2010, resulting in a bonus pool of $2,315,045, and (b) the grant of 100,000 units in total in accordance with the terms of the Program. The actual aggregate merger consideration, and accordingly the amount of the bonus pool, will be determined based on the total number of shares of common stock actually outstanding at the closing of the merger and the number of outstanding options and restricted stock awards cancelled and exchanged in connection with the merger.

Interest of Directors

Each of Phoenix’s directors holds stock options. As described above, the vesting of all stock options will accelerate immediately prior to the closing of the merger and such vested options shall either be cashed-out, exercised with the acquired share converting into the right to receive merger consideration, or cancelled. The following table sets forth the number of vested and unvested shares of our common stock underlying stock options with exercise prices below $4.20 per share held by Phoenix’s directors (other than Mr. Lacey, whose additional payments are disclosed above as he is also an executive officer of Phoenix) as of October 31, 2010, the weighted average exercise price of the unvested portion of such outstanding stock options and the expected cash payment that each director will receive with respect to the unvested option.

		Number of
		Unvested
	Number of Vested	Shares	Weighted Average
	Shares Underlying	Underlying	Exercise Price of	Intrinsic Value of
	Stock Options	Stock Options	Unvested Options	Stock Options(1)

Jeffrey Smith	19,167	20,833	$2.67	$31,874
Douglas Barnett	53,126	16,874	$2.79	$23,792
Dale Fuller	19,167	20,833	$2.67	$31,874
Patrick Little	19,167	20,833	$2.67	$31,874
Richard Noling	41,876	18,124	$3.80	$7,250
Edward Terino	19,167	20,833	$2.67	$31,874
Kenneth Traub	19,167	20,833	$2.67	$31,874
Mitchell Tuchman	51,876	18,124	$3.99	$3,806

(1)	Represents the intrinsic value of the unvested stock options with an exercise price below $4.20 per share, based on the difference between the $4.20 per share consideration less the applicable exercise price. Underwater options will be cancelled after the effective time of the merger. The following table sets forth the number of shares underlying underwater stock options held by directors that would be cancelled for no payment:

Number of Shares
Subject to
Underwater Options

Jeffrey Smith	0
Douglas Barnett	55,000
Dale Fuller	0
Patrick Little	0
Richard Noling	46,000
Edward Terino	0
Kenneth Traub	0
Mitchell Tuchman	40,000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Annex A

Amendment To The
Agreement And Plan Of Merger

This Amendment to the Agreement and Plan of Merger (this “Amendment”) by and among Pharaoh Acquisition LLC, a Delaware limited liability company and formerly known as Pharaoh Acquisition Corp. (“Pharaoh”), Pharaoh Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Phoenix Technologies Ltd., a Delaware corporation (the “Company”), is made as of November 3, 2010. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement.

Background

Whereas, pursuant to that certain Merger Agreement (the “Merger Agreement”) by and among Pharaoh, Merger Sub and the Company, dated as of August 17, 2010, as amended, the parties have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

Whereas, the Company received an Acquisition Proposal to which this Amendment responds pursuant to Section 5.03(e) of the Merger Agreement; and.

Whereas, the parties desire to amend the Merger Agreement to reflect the Conversion and certain other items described herein.

Terms

Now, therefore, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 1.03(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“except as otherwise provided in Sections 1.03(b) or 1.05, each share (“Company Share”) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $4.20 in cash, without interest (the “Merger Consideration”)”

2. The first sentence of Section 5.02(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“The Company shall cause the stockholder meeting currently scheduled to be held on November 5, 2010 to be adjourned to a date that is not more than (10) days after the date of mailing of the Amended Proxy Materials (the “Stockholder Meeting”), for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting and the Company shall use its commercially reasonable efforts to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent the Company reasonably determines, after consultation with its legal counsel, that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Company Proxy Statement as amended by the Amended Proxy Materials.”

3. A new Section 5.03(h) is added to the Merger Agreement as follows:

With regard to any Active Bidder, the Company may continue until 11:59 PM Pacific Time on the 3rd business day following the effective date of the last amendment of this Agreement (the “Cut-Off Time”) to (A) furnish, information with respect to the Company and its Subsidiaries to such Active Bidder and (B) participate in discussions or negotiations with an Active Bidder regarding the possibility of the Active Bidder submitting an Acquisition Proposal; provided that the Company shall promptly, and in any

A-1

event within four hours, provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Active Bidder and inform Parent of the substance of any such discussions or negotiations.

4. The following new Section 9.02(d) shall be added and Sections 9.02(d) and 9.02(e) shall be renumbered 9.02(e) and 9.02(f) respectively:

In the event the Acquisition Proposal was submitted by an Active Bidder after the Cut-Off Time, whether or not this Agreement has been terminated, then the term “Acquisition Proposal” shall include any transaction by which control of the Company is transferred, directly or indirectly, to such Active Bidder and, in the event Parent is entitled to receive the Company Termination Fee under this Section 9.02, in addition to the Company Termination Fee, the Company shall also pay to Parent (at the same time and in the same manner as the Company Termination Fee) an amount equal to (1) 50% of the difference between (i) the per share amount to be received by the Company’s stockholders, directly or indirectly, as a result of the transaction triggering the operation of this Section 9.02, and (ii) $4.20, multiplied by (2) the number of shares of Company Common Stock issued and outstanding immediately prior to the consummation of the transaction triggering the operation of this Section 9.02(b); provided that the sum of the Company Termination Fee and such amount shall not exceed 3.75% of the aggregate Merger Consideration paid or otherwise provided by the Active Bidder.

5. The following new definition shall be added to Section 11.01 of the Merger Agreement:

“Active Bidder” shall mean any Person or Affiliate of such Person, other than the Parent and the Merger Subsidiary, that has submitted an Acquisition Proposal to the Company within 60 days prior to the effective date of the last amendment of this Agreement; provided, however, that for the purpose of the definition of Active Bidder, the term “control” in the definition of the term “Affiliate” shall mean possession, directly or indirectly, of (i) more than five percent of the voting or economic interest of a Person or (ii) the power to direct of cause the direction of management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

6. Promptly following the execution of this Amendment, and in any event on the day next following the Cut-Off Time, the Company shall prepare and mail Amended Proxy Materials reflecting the increased Merger Consideration and, subject to Section 5.03 of the Merger Agreement, reaffirming the recommendation of the Board of Directors of the Company to the stockholders of the Company to grant the Stockholder Approval.

7. Except as modified hereby, the Merger Agreement shall remain in full force and effect.

8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

9. This Amendment may be executed by facsimile in multiple counterparts, each of which shall be deemed an original and enforceable against such party, and all of which together shall constitute one and the same instrument.

[signature page follows]

A-2

The undersigned have caused this Amendment to be executed as of the date first written above.

Pharaoh:

Pharaoh Acquisition LLC

By:	/s/ Jonah Sulak
Name:     Jonah Sulak

Title:	Authorized Signatory

Merger Sub:

Pharaoh Merger Sub Corp.

By:	/s/ Jonah Sulak
Name:     Jonah Sulak

Title:	Authorized Signatory

Company:

Phoenix Technologies Ltd.

By:	/s/ Thomas A. Lacey
Name:     Thomas A. Lacey

Title:	President/CEO

[signature page to amendment to agreement and plan of merger]

Solely for the purpose of approving this Amendment and reaffirming its agreement with Section 10.14 of the Merger Agreement as amended by this Amendment and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof or of the Merger Agreement (as amended by this Amendment):

MARLIN EQUITY II, L.P.

By: Marlin Equity Partners, II, LP, Its General Partner

By:	/s/ Jonah Sulak
Name:     Jonah Sulak

Title:	Authorized Signatory

Solely for the purpose of approving this Amendment and reaffirming its agreement with Section 10.14 of the Merger Agreement as amended by this Amendment and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof or of the Merger Agreement (as amended by this Amendment):

MARLIN EQUITY III, L.P.

By: Marlin Equity Partners, III, LP, Its General Partner

By:	/s/ Jonah Sulak
Name:     Jonah Sulak

Title:	Authorized Signatory

[signature page to amendment to agreement and plan of merger]

Annex B

CONFIDENTIAL

November 3, 2010

The Board of Directors
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the Agreement and Plan of Merger dated August 17, 2010, as amended (the “Agreement”), and as proposed to be further amended (the “Proposed Amended Agreement”), by and among Pharaoh Acquisition LLC, a Delaware limited liability company and formerly known as Pharaoh Acquisition Corp. (“Parent”), Pharaoh Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company. Capitalized terms used herein shall have the meanings used in the Proposed Amended Agreement unless otherwise defined herein.

The Proposed Amended Agreement provides, among other things, that, subject to the terms and conditions specified therein, at the Effective Time, Merger Subsidiary will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time, which shall be canceled, returned and cease to exist, and no payment shall be made with respect thereto, and (ii) any Appraisal Shares) will be converted into the right to receive $4.20 in cash without interest (the “Merger Consideration”) whereupon the separate existence of Merger Subsidiary shall cease. Under a proposed Equity Funding Letter to be entered into concurrently with the Proposed Amended Agreement, Marlin Equity II, L.P., a Delaware limited partnership, and Marlin Equity III, L.P., a Delaware limited partnership (collectively, the “Equity Providers”) have agreed to provide equity financing in the amount of the Merger Consideration. In addition, pursuant to a Guarantee set forth in the Proposed Amended Agreement, the Equity Providers, have, to the extent and subject to the conditions specified in such Guarantee, agreed to guarantee the performance and discharge of the obligations of Parent and Merger Subsidiary under the Proposed Amended Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company (the “Company Board”) in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee. Further, in the event that the Merger is not completed and the Company consummates at any time thereafter, pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the term of RBC’s engagement, during the 6 months following the term or during the 12 months following March 8, 2010, the commencement of RBC’s engagement, another “Transaction”, we will be entitled to a specified

Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction” (all as specified in our engagement agreement with the Company dated March 8, 2010). In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse the reasonable out-of-pocket expenses incurred by us in performing our services (subject to a limit which may not be exceeded without the Company’s written approval). In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the Agreement and the draft Proposed Amended Agreement received by us on November 2, 2010 (the “Latest Draft Amended Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we reviewed financial estimates, projections and forecasts of the Company (“Forecasts”), prepared by the management of the Company; (iv) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration; (ii) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; and (iii) we compared the premiums paid in selected precedent transactions with the premiums implied by the Merger Consideration.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by the management of the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity, as of the time these estimates were prepared. We express no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company. We have not investigated, and make no assumption, regarding the solvency of the Company, Parent or Merger Subsidiary nor the impact (if any) on such solvency on the financing for the Merger.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be timely satisfied without waiver thereof. We have further assumed that the executed version of the

Proposed Amended Agreement will not differ, in any respect material to our opinion, from the Latest Draft Amended Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Company Board in connection with the Merger. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. RBC consents to a description of and the inclusion of the text of this opinion in any filing required to be made by the Company with the SEC in connection with the Merger and in materials delivered to the Stockholders that are a part of such filings; provided, however, that such description must be in a form reasonably acceptable to RBC.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Proposed Amended Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Proposed Amended Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public Stockholders.

Our opinion has been approved by RBC’s M&A Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/  RBC CAPITAL MARKETS CORPORATION

RBC CAPITAL MARKETS CORPORATION

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 PHOENIX TECHNOLOGIES LTD. Use any touch-tone telephone to transmit your voting instructions up 915 MURPHY RANCH ROAD until 11:59 P.M. Eastern Time the day before the cut-off date or meeting MILPITAS, CA 95035 date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends a vote For Against Abstain FOR proposals 1 and 2. 1 To adopt the Agreement and Plan of Merger, dated as of August 17, 2010, by and among Phoenix Technologies Ltd., Pharaoh Acquisition LLC (“Parent”) and Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and, solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub Marlin Equity II, L.P. and Marlin Equity III, L.P., as amended by the Amendment to the Agreement and Plan of Merger, dated as of October 21, 2010, and the Amendment to the Agreement and Plan of Merger, dated as of November 3, 2010.
2 To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at 0 0 0 R2.09.05.010 the time of the special meeting to adopt the Merger Agreement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. 00000752051 If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com. PHOENIX TECHNOLOGIES LTD. Special Meeting of Stockholders Convened on October 25, 2010, Adjourned Until November 5, 2010, and Further Adjourned to November 19, 2010 This proxy is solicited by the Board of Directors 915 MURPHY RANCH ROAD MILPITAS, CALIFORNIA 95035 The undersigned stockholder of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), hereby appoints Jeffrey Smith and Thomas Lacey, or either of them, proxies and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company convened on October 25, 2010, adjourned until November 5, 2010, and further adjourned to November 19, 2010, at 915 Murphy Ranch Road, Milpitas, California 95035 and at any adjournment or postponement thereof (the “Meeting”), and to vote all shares of Common Stock which the undersigned would R2.09.05.010 be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
If no choice is indicated on the proxy card, the shares will be voted FOR proposal 1 and, if necessary, proposal 2 described herein, and as the proxy holders may determine in their discretion with respect to any 00000752052 other matters that properly come before the Meeting.
Continued and to be signed on reverse side